 EX‑35.17

(logo) WELLS FARGO	Corporate Trust Services MAC R1204-010 9062 Old Annapolis Road Columbia, MD 21045 Tel: 410 884 2000 Fax: 410 715 2380

Re:           Annual Statement of Compliance for COMM 2016-GCT Mortgage Trust Commercial Mortgage Pass-Through Certificates

Per the Trust and Servicing Agreement dated as of August 6, 2016 (the "Agreement"), the undersigned, a duly authorized officer of Wells Fargo Bank, N.A., as Certificate Administrator ("Wells Fargo"), hereby certifies as follows as of and for the year ending December 31, 2016 (the "Reporting Period"):

(a) A review of Wells Fargo's activities during the Reporting Period and of its performance under the Agreement has been made under such officer's supervision; and

(b) To the best of such officer's knowledge, based on such review, Wells Fargo has fulfilled all of its obligations under the Agreement in all material respects throughout the reporting period, except as noted in Schedule A.

February 10, 2017

/s/ Brian Smith

BRIAN SMITH

Vice President

To: Deutsche Mortgage & Asset Receiving Corporation

Schedule A

Material Instances of Non-Compliance

List of Exemptions for COMM 2016-GCT Mortgage Trust Commercial Mortgage Pass-Through Certificates

The September 12, 2016 distribution (the "September Distribution") due to holders of certificates of the COMM 2016-GCT Mortgage Trust Commercial Mortgage Pass-Through Certificates, was made one business day late on September 13, 2016 by Wells Fargo. The inadvertent delay in the required distribution, consisting of approximately $786,891.61, was due to a payment systems error that occurred in connection with a recent conversion to a new payment system. The impact of this error was limited to the September Distribution.

The October 13, 2016 distribution (the "October Distribution") due to holders of certificates of the COMM 2016-GCT Mortgage Trust Commercial Mortgage Pass-Through Certificates, was made one business day late on October 14, 2016 by Wells Fargo. The inadvertent delay in the required distribution, consisting of approximately $761,508, was due to a delay in posting funds received from the servicer to the appropriate payment account and was unrelated to the September Distribution issue. The impact of this error was limited to the October Distribution.

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